Exhibit 99.1

ST. LOUIS, Missouri — (BUSINESS WIRE) — August 15, 2016 — Foresight Energy LP (NYSE: FELP), a Delaware limited partnership, is pleased to announce the appointment of Mr. Brian D. Sullivan as a new independent member of the Board of Directors of its general partner (“Board”) and a member of the Board’s audit committee.

Mr. Sullivan has extensive experience in the coal industry, most recently serving as a managing member of Energy Resource Services, LLC, a consulting company that provides M&A and commercial advisory services to companies in the natural resources, energy and industrial sectors. Previously, Mr. Sullivan worked for Alpha Natural Resources, Inc. as the Executive Vice President and Chief Commercial Officer.

“Brian brings many years of experience in the coal industry to our board.  His prior experiences as an operator and consultant will serve the board well.  I look forward to working with him as we continue our mission to operate the most efficient, reliable and safest coal mines in the country,” said Mr. Chris Cline, Foresight’s founder and Chairman of the Board.

About Foresight Energy LP

Foresight Energy LP is a leading producer and marketer of thermal coal controlling over 3 billion tons of coal reserves in the Illinois Basin. Foresight currently owns four mining complexes (Williamson, Sugar Camp, Hillsboro and Macoupin), with four longwall systems, and the Sitran river terminal on the Ohio River. Foresight’s operations are strategically located near multiple rail and river transportation access points, providing transportation cost certainty and flexibility to direct shipments to the domestic and international markets.

Contact

Gary M. Broadbent

Assistant General Counsel and Media Director

740-338-3100

Investor.relations@foresight.com

media@coalsource.com